Exhibit 4.7

Replacement Capital Covenant, dated as of March 30, 2015 (this “Replacement Capital Covenant”), by XLIT Ltd., an exempted company duly incorporated with limited liability and existing under the laws of the Cayman Islands (together with its successors and assigns, the “Company”), in favor of and for the benefit of each Covered Debtholder (as defined below).

Recitals

A. The Company previously issued 1,000,000 Series E Perpetual Non-Cumulative Preference Ordinary Shares, liquidation preference U.S. $1,000 per share (the “Series E Preference Shares”) and entered into a replacement capital covenant, dated as of March 15, 2007 (the “Old Replacement Capital Covenant”), in connection with such Series E Preference Shares.

B. This Replacement Capital Covenant is the “New RCC” described in the prospectus supplement, dated March 24, 2015, filed with the United States Securities and Exchange Commission (the “Commission”) by the Company pursuant to Rule 424(b)(2) on March 25, 2015 relating to the offering of the Company’s 5.500% Subordinated Notes due March 31, 2045 issued in the aggregate principal amount of $500,000,000 (the “Initial Covered Debt”).

C. The Company’s 5.500% Subordinated Notes due 2045 (the “2045 Subordinated Notes”), issued under an indenture, dated as of March 30, 2015 (the “Base Indenture”), among the Company, XL Group plc (the “Guarantor”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture, dated as of March 30, 2015 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Guarantor and the Trustee, became the Covered Debt under the Old Replacement Capital Covenant, effective as of the date hereof.

D. Pursuant to the terms of the First Supplemental Indenture, the Company has received the requisite consent of the Covered Debtholders under the Old Replacement Capital Covenant to terminate the Old Replacement Capital Covenant and the Company’s obligations thereunder.

E. The Company terminated the Old Replacement Capital Covenant in accordance with its terms effective as of the date hereof.

F. The Company is entering into and disclosing the content of this Replacement Capital Covenant in the manner provided below with the intent that the covenants provided for in this Replacement Capital Covenant be enforceable by each Covered Debtholder and that the Company be estopped from disregarding the covenants in this Replacement Capital Covenant, in each case to the fullest extent permitted by applicable law.

G. The Company acknowledges that reliance by each Covered Debtholder upon the covenants in this Replacement Capital Covenant is reasonable and foreseeable by the Company and that, were the Company to disregard its covenants in this Replacement Capital Covenant, each Covered Debtholder would have sustained an injury as a result of its reliance on such covenants.

NOW, THEREFORE, the Company hereby covenants and agrees as follows in favor of and for the benefit of each Covered Debtholder.

SECTION 1. Definitions. Capitalized terms used in this Replacement Capital Covenant (including the Recitals) have the meanings set forth in Schedule I hereto.

SECTION 2. Limitations on Redemption or Repurchase of Series E Preference Shares. Subject to Section 5, the Company hereby promises and covenants to and for the benefit of each Covered Debtholder that, on or before the Termination Date, neither the Company nor any of its Subsidiaries shall redeem or purchase all or any part of the Series E Preference Shares, except to the extent that the applicable redemption or purchase price (exclusive of declared and unpaid dividends thereon) does not exceed the sum of the following amounts:

(i)	200% of the aggregate amount of (a) net cash proceeds received by the Company and its Subsidiaries since the most recent Measurement Date from the sale of Ordinary Shares, Rights to acquire Ordinary Shares and Mandatorily Convertible Preferred Shares to Persons other than the Company and its Subsidiaries and (b) the Market Value of any Ordinary Shares that the Company or its Subsidiaries have issued to Persons other than the Company or its Subsidiaries since the most recent Measurement Date in connection with the conversion or exchange of any convertible or exchangeable securities, other than securities for which the Company or any of its Subsidiaries has received equity credit from any NRSRO (as defined below); plus

(ii)	200% of the aggregate amount of net cash proceeds received by the Company and its Subsidiaries since the most recent Measurement Date from the sale of securities included in clause (a) of the definition of Qualifying Capital Securities to Persons other than the Company and its Subsidiaries; plus

(iii)	100% of the aggregate amount of net cash proceeds received by the Company and its Subsidiaries since the most recent Measurement Date from the sale of securities included in clause (b) of the definition of Qualifying Capital Securities to Persons other than the Company and its Subsidiaries.

SECTION 3. Covered Debt.

(a) The Company represents and warrants that the Initial Covered Debt is Eligible Debt.

(b) During the 30-calendar-day period immediately preceding any Redesignation Date with respect to the Covered Debt then in effect, the Company shall identify the series of Eligible Debt that will become the Covered Debt on and after such Redesignation Date in accordance with the following procedures:

(i)	the Company shall identify each series of its then outstanding long-term indebtedness for money borrowed that is Eligible Debt;

(ii)	the Company shall designate one of such series to be the series of Eligible Debt that will become Covered Debt on and after such Redesignation Date, but if (and only if) the Company fails to designate a series of Eligible Debt as the Covered Debt by the close of business on such Redesignation Date, the Eligible Debt that will become the Covered Debt will be determined in accordance with the following procedures;

(A)	if only one series of the Company’s then outstanding long-term indebtedness for money borrowed is Eligible Debt, such series shall become the Covered Debt commencing on the related Redesignation Date; and

(B)	if the Company has more than one outstanding series of long-term indebtedness for money borrowed that is Eligible Debt, the series that has the latest occurring final maturity date as of the date of the procedures in Section 3(b)(ii) are applied shall become the Covered Debt on the related Redesignation Date.

(iii)	The series of outstanding long-term indebtedness for money borrowed that is determined to be Covered Debt pursuant to Section 3(b)(ii) above shall be the Covered Debt for purposes of this Replacement Capital Covenant for the period commencing on the related Redesignation Date and continuing to, but not including, the Redesignation Date as of which a new series of outstanding long-term indebtedness for money borrowed is next determined to be the Covered Debt pursuant to the procedures set forth in this Section 3(b).

(iv)	In connection with the identification of any new series of Covered Debt, the Company shall give the notices and/or make the filings or website postings provided for in Section 3(d) within the time frame provided for in such section.

(c) Automatic Redesignation Event. Upon the occurrence of an Automatic Redesignation Event, the then-existing Covered Debt shall automatically cease to be the Covered Debt and the Exchange Debt shall automatically become the Covered Debt.

(d) Notice. In order to give effect to the intent of the Company described in Recital F, the Company covenants that:

(i)	simultaneously with the execution of this Replacement Capital Covenant or as soon as practicable after the date hereof, it shall give notice to the Holder(s) of the Initial Covered Debt, in the manner provided in the indenture, fiscal agency agreement or other instrument relating to the Initial Covered Debt, of this Replacement Capital Covenant and the rights granted to such Holder(s) hereunder and (A) if the Initial Covered Debt includes securities issued in the United States, file a copy of this Replacement Capital Covenant with the Commission as an exhibit to a Current Report on Form 8-K (or any succesor form) under the Exchange Act or (B) if the Initial Covered Debt was predominately offered outside of the United States, (I) post a copy of this Replacement Capital Covenant on the Company’s website (currently: www.xlgroup.com) (or any other similar electronic platform generally available to the public), (II) as promptly as practicable, cause a notice of the execution of this Replacement Capital Covenant to be posted on the Bloomberg screen for the Initial Covered Debt or any successor Bloomberg screen or similar vendor’s screen the Company reasonably believes is appropriate (each an “Investor Screen”) and (III) cause a hyperlink to the execution copy of this Replacement Capital Covenant to be included on the Investor Screen for the Initial Covered Debt;

(ii)	it shall, if a series of the Company’s long-term indebtedness for money borrowed that includes securities issued in the United States (1) becomes Covered Debt or (2) ceases to be Covered Debt, (A) give notice of such occurrence within 30 calendar days to the holders of such long-term indebtedness for money borrowed in the manner provided for in the indenture, fiscal agency agreement or other instrument under which such long-term indebtedness for money borrowed was issued and (B) if and so long as it is a reporting company under the Exchange Act, report such change, except if such series becomes or ceases to be Covered Debt as a result of an Automatic Redesignation Event pursuant to Section 3(c), by filing a Current Report on Form 8-K (or any succesor form) including or incorporating by reference a copy of this Replacement Capital Covenant;

(iii)	it shall, if a series of the Company’s long-term indebtedness for money borrowed that was predominately offered outside of the United States (1) becomes Covered Debt or (2) ceases to be Covered Debt, (A) give notice of such occurrence within 30 calendar days to the holders of such long-term indebtedness for money borrowed in the manner provided for in the indenture, fiscal agency agreement or other instrument under which such long-

term indebtedness for money borrowed was issued, (C) as promptly as practicable, post a notice of such change on the Company’s website (or any other similar electronic platform generally available to the public), (D) as promptly as practicable, cause a notice of such occurrence to be posted on the Investor Screen for the then-effective series of Covered Debt and (E) cause a hyperlink to the execution copy of this Replacement Capital Covenant to be included on the Investor Screen for such Covered Debt;

(iv)	to the extent that the Company has posted information pursuant to clause (i)(B) or clause (iii), at least once annually, it shall verify that the postings required in such clauses are functional and accessible and, if necessary, cause such functionality and accessibility to be restored;

(v)	if and so long as it is a reporting company under the Exchange Act, the Company shall include in each annual report filed with the Commission on Form 10-K (or any succesor form) under the Exchange Act a description of the covenant set forth in Section 2 and identify the series of long-term indebtedness for borrowed money that is Covered Debt as of the date such Form 10-K (or any succesor form) is filed with the Commission;

(vi)	if and so long as it is not a reporting company under the Exchange Act, the Company shall post on its website (or any other similar electronic platform generally available to the public) the information required by clauses (d)(ii) and (d)(v); and

(vii)	promptly upon request by any Holder of Covered Debt, provide such Holder with an executed copy of this Replacement Capital Covenant.

SECTION 4. Termination, Amendment and Waiver.

(a) The obligations of the Company pursuant to this Replacement Capital Covenant shall remain in full force and effect until the earliest date (the “Termination Date”) to occur of:

(i)	April 15, 2047, subject to extension as provided in Section 4(b)(ii), or, if earlier, the date on which (A) the Series E Preference Shares are no longer outstanding and (B) the Company’s obligations under this Replacement Capital Covenant have been fulfilled or, pursuant to Section 5, are no longer applicable;

(ii)	the date, if any, on which the Holder(s) of a majority of the then-outstanding principal amount of the then-effective series of Covered Debt consent or agree to the termination of this Replacement Capital Covenant and the obligations of the Company hereunder;

(iii)	the date on which the Company does not have any series of outstanding Eligible Debt;

(iv)	the occurrence of a Rating Agency Event or Change of Control Event;

(v)	the date on which S&P no longer assigns the Company a solicited rating on senior debt issued or guaranteed by the Company; and

(vi)	the date on which the termination of ths Replacement Capital Covenant would have no effect on the equity credit provided by S&P with respect to the Series E Preference Shares.

From and after the Termination Date, the obligations of the Company pursuant to this Replacement Capital Covenant shall be of no further force and effect.

(b) This Replacement Capital Covenant may be amended or supplemented from time to time by a written instrument signed only by the Company after obtaining the consent of the Holder(s) of a majority of the then-outstanding principal amount of the then-effective series of Covered Debt; provided that this Replacement Capital Covenant may be amended or supplemented from time to time by a written instrument signed only by the Company (and without the consent of the Holder(s) of the then-effective series of Covered Debt) if:

(i)	the sole effect of such amendment or supplement is either (A) to impose additional restrictions on the ability of (1) the Company to redeem or purchase the Series E Preference Shares or (2) any Subsidiary to purchase the Series E Preference Shares or (B) to impose additional restrictions on, or to eliminate certain of, the types of securities qualifying as Qualifying Capital Securities and in each case an officer of the Company has delivered to the Holders of the then-effective series of Covered Debt in the manner provided for in the indenture, fiscal agency agreement or other instrument under which such Covered Debt was issued a written certificate to that effect;

(ii)	such amendment or supplement extends the date specified in Section 4(a)(i);

(iii)	the effect of such amendment or supplement is to eliminate Ordinary Shares, Rights to acquire Ordinary Shares or Mandatorily Convertible Preferred Shares as a security or securities covered by Section 2(i); provided that, after the date of this Replacement Capital Covenant, an accounting standard or interpretive guidance of an existing accounting standard, issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States or other appropriate jurisdiction, as applicable, followed by the Guarantor becomes effective or applicable to the Guarantor such that there is more than an insubstantial risk that the failure to eliminate Ordinary Shares, Rights to acquire Ordinary Shares or Mandatorily Convertible Preferred Shares as a security or securities covered by Section 2(i) would result in a reduction in the Guarantor’s fully diluted earnings per share as calculated in accordance with generally accepted accounting principles (“EPS”), or the Guarantor otherwise has been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to eliminate such securities as a security or securities covered by Section 2(i) would result in a reduction in the Guarantor’s fully diluted EPS; or

(iv)	such amendment or supplement is not materially adverse to the Holder(s) of the then-effective series of Covered Debt and an officer of the Company has delivered to the Holder(s) of the then effective series of Covered Debt in the manner provided for in the indenture, fiscal agency agreement or other instrument with respect to such Covered Debt a written certificate stating that, in his or her determination, such amendment or supplement is not materially adverse to the Holder(s) of the then-effective series of Covered Debt.

(c) For purposes of Section 4(b)(iv), an amendment or supplement that adds new types of securities qualifying as Replacement Capital Securities, or modifies the requirements of securities qualifying as Replacement Capital Securities, will not be deemed materially adverse to the Holders of the then-effective series of Covered Debt if, following such amendment or supplement, this Replacement Capital Covenant would constitute a Qualifying Replacement Capital Covenant.

(d) For purposes of Sections 4(a) and 4(b), the Holder(s) whose consent or agreement is required to terminate, amend or supplement this Replacement Capital Covenant or the obligations of the Company under this Replacement Capital Covenant shall be the Holder(s) of the then-effective series of Covered Debt as of a record date established by the Company that is not more than 30 calendar days prior to the date on which the Company proposes that such termination, amendment or supplement becomes effective.

SECTION 5. Limitation on Applicability of this Replacement Capital Covenant. The promises and covenants contained in this Replacement Capital Covenant shall not apply and be of no force and effect upon the occurrence of one or more of the following events:

(a) S&P upgrades the Company’s holding company issuer credit rating by at least one notch above A-;

(b) the Series E Preference Shares are redeemed by the Company due to a Tax Event;

(c) if after proper notice of redemption for the Series E Preference Shares has been given to the holders of the Series E Preference Shares, a Market Disruption Event occurs and prevents the Company from raising proceeds in accordance with Section 2 to redeem the Series E Preference Shares subject to such redemption; provided that if during the pendency of such Market Disruption Event the Company repurchases or redeems the Series E Preference Shares or a Subsidiary of the Company purchases the Series E Preference Shares (in a manner that, but for the existence of the Market Disruption Event, would not have been permitted by this Replacement Capital Covenant) then, at such time as the Market Disruption Event shall cease to exist, the Company promises and covenants to issue Replacement Capital Securities to raise proceeds, in accordance with Section 2, in an amount sufficient to repurchase or redeem the Series E Preference Shares; or

(d) if the Company repurchases or redeems or a Subsidiary purchases up to 10% of the Series E Preference Shares by reference to aggregate liquidation preference in any one-year period, to such repurchase, redemption or purchase; provided that no more than 25% of the Series E Preference Shares by reference to aggregate liquidation preference shall be so repurchased, redeemed or purchased in any ten-year period, and that this Replacement Capital Covenant shall continue to apply to any Series E Preference Shares repurchased, redeemed or purchased in excess of such thresholds; provided, further, that any Series E Preference Shares the Company or any of its Subsidiaries acquires or holds as a result of the acquisition, consolidation or merger of any Person by or into the Company or any of its Subsidiaries, or the acquisition of all or substantially all assets of any Person by the Company or any of its Subsidiaries, shall be deemed not to be or have been repurchased, redeemed or purchased by the Company or any of its Subsidiaries for purposes of this Section 5(d), and shall not be counted in determining whether such thresholds have been met.

SECTION 6. Miscellaneous.

(a) This Replacement Capital Covenant shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) This Replacement Capital Covenant shall be binding upon the Company and its successors and assigns (provided that, in the event the Company sells, conveys, transfers or otherwise disposes of all or substantially all its assets to any Person and (i) such person assumes all the obligations of the Company under the indenture governing the then applicable Covered Debt and the indenture governing the Series E Preference Shares, (ii) such Person assumes all the obligations of the Company under the Replacement Capital Covenant or equivalent obligations with respect to its own securities and (iii) the Company is released from its obligations under the indenture governing the then applicable Covered Debt and the indenture governing the Series E Preference Shares, the Company shall be released from all its obligations hereunder), and shall inure to the benefit of the Covered Debtholders as they exist from time-to-time (it being understood and agreed by the Company that any Person who is a Covered Debtholder at the time such Person initiates an action, claim or proceeding to enforce such Person’s rights under this Replacement Capital Covenant after the Company has violated its covenants in Section 2 and before the series of long-term indebtedness for money borrowed held by such Person is no longer Covered Debt, such Person’s rights under this Replacement Capital Covenant shall not terminate by reason of such series of long-term indebtedness for money borrowed no longer being Covered Debt until the termination of such claim or proceeding). Except as specifically provided herein, this Replacement Capital Covenant shall have no other beneficiaries, and no Persons other than a Holder of Covered Debt is entitled to rely on this Replacement Capital Covenant.

(c) All demands, notices, requests and other communications to the Company under this Replacement Capital Covenant shall be deemed to have been duly given and made if in writing and:

(i)	if served by personal delivery upon the Company, on the day so delivered (or, if such day is not a Business Day, the next succeeding Business Day); or

(ii)	if delivered by registered post or certified mail, return receipt requested, or sent to the Company by a national or international courier service, on the date of receipt by the Company (or, if such date of receipt is not a Business Day, the next succeeding Business Day), and in each case to the Company at the address set forth below, or at such other address as the Company may thereafter notify to Covered Debtholders or post on its website (or any other similar electronic platform generally available to the public) as the address for notices under this Replacement Capital Covenant:

XLIT Ltd.
XL House
8 St. Stephen’s Green
Dublin 2
Ireland
Attention:
Facsimile No:

IN WITNESS WHEREOF, the Company has caused this Replacement Capital Covenant to be executed by its duly authorized officer, as of the day and year first above written.

XLIT Ltd.

By:	/s/ Kirstin Gould
Name: Kirstin Gould
Title: Secretary

Schedule 1

Definitions

“Automatic Redesignation Event” means the consummation of an exchange offer pursuant to which a majority in principal amount of the then-existing series of Covered Debt is exchanged for a new series of Eligible Debt; provided that the Company shall have included in a document filed with the Commission a statement that upon consummation of such exchange offer, the Exchange Debt shall become the Covered Debt and the then-existing series of Covered Debt shall cease to be Covered Debt.

“Business Day” means a day that in the City of New York or in any Place of Payment (as defined in the Indenture) is not a day on which banking institutions are authorized by law or regulation to close.

“Change in Control Event” means:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of amalgamation, merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and the properties or assets of the Company’s subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a wholly owned subsidiary of the Company;

(b) the consummation of any transaction (including, without limitation, any amalgamation, merger or consolidation) the result of which is that any “person” becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s Voting Stock, measured by voting power rather than the number of shares; or

(c) the first day on which a majority of the members of the Company’s board of directors are not Continuing Directors. “Continuing Directors” are those directors who (i) were members of the board of directors on the first date that any of the Series E Preference Shares were issued or (ii) were elected or appointed to the Company’s board of directors with the approval of a majority of the Continuing Directors who were members of the board of directors at the time of such election or appointment (either by specific vote or by approval of our proxy statement in which such members were named as a nominee for election as a director, without objection to such nomination).

“Commission” means the United States Securities and Exchange Commission, or any successor agency.

“Company” has the meaning specified in the introduction to this instrument.

“Covered Debt” means (a) at the date of this Replacement Capital Covenant and continuing to but not including the first Redesignation Date, the Initial Covered Debt and (b) thereafter, commencing with each Redesignation Date or upon an Automatic Redesignation Event and continuing to but not including the next succeeding Redesignation Date or upon an Automatic Redesignation Event, the Eligible Debt identified pursuant to Section 3(b) as the Covered Debt for such period or the applicable Exchange Debt, as the case may be.

“Covered Debtholder” at any time means each Person to the extent that such Person at such time holds (whether as a Holder or a beneficial owner holding through a participant in a clearing agency) long-term indebtedness for money borrowed of the Company during the period that such long-term indebtedness for money borrowed is Covered Debt; provided that, except as provided in Section 6(b), a Person who has sold all of its right, title and interest in Covered Debt shall cease to be a Covered Debtholder at the time of such sale if, at such time, the Company has not breached or repudiated, or threatened to breach or repudiate, its obligations hereunder.

“Eligible Debt” means, at any time in respect of any issuer, each series of outstanding unsecured long-term indebtedness for money borrowed of such issuer that (a) upon a bankruptcy, liquidation, dissolution or winding up of the issuer, ranks senior to the Series E Preference Shares, (b) has an outstanding principal amount of not less than $100,000,000, and (c) was issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents, or was issued in exchange for

Eligible Debt or other securities that were issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents. For purposes of this definition as applied to securities with a CUSIP number, each issuance of long-term indebtedness for money borrowed that has (or, if such indebtedness is held by a trust or other intermediate entity established directly or indirectly by the issuer, the securities of such intermediate entity that have) a separate CUSIP number shall be deemed to be a series of the issuer’s long-term indebtedness for money borrowed that is separate from each other series of such indebtedness.

“EPS” has the meaning specified in Section 4(b)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Debt” means, at any time, the series of Eligible Debt for which the then-existing series of Covered Debt is exchanged pursuant to an Automatic Redesignation Event.

“Holder” means, as to the Covered Debt then in effect, each holder of such Covered Debt as reflected on the securities register maintained by or on behalf of the Company with respect to such Covered Debt.

“Initial Covered Debt” means the Company’s 5.500% Subordinated Notes due March 31, 2045 issued in the aggregate principal amount of $500,000,000 (CUSIP: 98420EAD7).

“Mandatorily Convertible Preferred Shares” means Preference Ordinary Shares with (a) no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (b) a requirement that the Preference Ordinary Shares convert into Ordinary Shares within approximately three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of such Preference Ordinary Shares, subject to customary anti-dilution provisions.

“Market Disruption Events” means the occurrence or existence of any of the following events or sets of circumstances:

(a)	any suspension or material disruption of trading or settlement of one of the exchanges (and/or their electronic trading platform) on which Replacement Capital Securities are listed; or

(b)	any change in political conditions, any outbreak or escalation of hostilities, terrorist attacks or crisis such that the issuance by the Company of its Replacement Capital Securities is deemed to be impracticable.

“Market Value” means, on any date, the closing sale price per share of Ordinary Shares (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if the Ordinary Shares are not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which the Ordinary Shares are traded or quoted; if the Ordinary Shares are not either listed or quoted on any U.S. securities exchange on the relevant date, the market price will be the average of the mid-point of the bid and ask prices for the Ordinary Shares on the relevant date submitted by at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Measurement Date” means, with respect to any redemption, repurchase or purchase of the Series E Preference Shares, the date that is 360 days prior to the date of such redemption, repurchase or purchase; provided that the 360-day period may be increased by the number of days during which there exists a Market Disruption Event during the period between the Measurement Date and the date of such redemption, repurchase or purchase.

“NRSRO” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act, or any successor provision.

“Ordinary Shares” means any ordinary shares or any other equity securities of the Company (including ordinary shares or any other equity securities held as treasury shares) or rights to acquire ordinary shares or any other equity securities of the Company that have no preference in the payment of dividends or amounts payable upon the liquidation, dissolution or winding up of the Company (including a share or security that tracks the performance of, or relates to the results of, a business, unit or division of the Company), and any shares or securities that have no preference in the payment of dividends or amounts payable upon liquidation, dissolution or winding up and are issued in exchange therefor in connection with a merger, consolidation, binding share exchange, business combination, recapitalization or other similar event.

“Person” means any individual, company, partnership, joint venture, trust, limited liability company, corporation or other entity, unincorporated organization or government or any agency or political subdivision thereof.

“Preference Ordinary Shares” means preference ordinary shares of the Company and any securities issued in exchange therefor in connection with a merger, consolidation, binding share exchange, business combination, recapitalization or other similar event.

“Qualifying Capital Securities” means:

(a)	any instrument that achieves high equity credit from S&P under the relevant guidelines at the time of repurchase, redemption or purchase of the Series E Preference Shares; or

(b)	any instrument that (i) includes the same deferral features and ranking as the Series E Preference Shares and matures no earlier than April 15, 2047 or (ii) would have achieved at least the same equity credit from S&P as the Series E Preference Shares at the time of issuance of the Series E Preference Shares.

“Qualifying Replacement Capital Covenant” means (a) a replacement capital covenant that is substantially similar to this Replacement Capital Covenant or (b) a replacement capital covenant, as identified by the Company’s Board of Directors, or a duly authorized committee thereof, acting in good faith and in its reasonable discretion and reasonably construing the definitions and other terms of this Replacement Capital Covenant that restricts the related issuer from repaying, redeeming or purchasing, and its Subsidiaries from purchasing, identified securities except to the extent of the applicable percentage of the net proceeds from the issuance of specified replacement capital securities that have terms and provisions at the time of redemption, repayment or purchase that are as or more equity-like than the securities then being repaid, redeemed or purchased within the 360-day period prior to the applicable redemption, repayment or purchase date without regard to the term of such replacement capital covenant.

“Rating Agency Event” means the determination by the Company of a change in the hybrid ratings methodology employed by S&P, which change results in a lower equity credit (including up to a lesser amount) to the Company than the equity credit assigned by S&P to the Series E Preference Shares on the date hereof, or a shortening of the length of time the Series E Preference Shares are assigned such equity credit as compared to the length of time they would have been assigned such equity credit on the date hereof.

“Redesignation Date” means, as to the Covered Debt in effect at any time, the earliest of (a) the date that is two years prior to the final maturity date of such Covered Debt or (b) if the Company elects to redeem or defease, or the Company or a Subsidiary of the Company elects to purchase, such Covered Debt either in whole or in part with the consequence that after giving effect to such redemption, defeasance or purchase, the outstanding principal amount of such Covered Debt is less than $100,000,000, the applicable redemption, defeasance or purchase date; provided that with respect to clause (a) above, if the Company has no series of long-term indebtedness for money borrowed that is Eligible Debt other than the Covered Debt at the date that is two years prior to the final maturity date of the Covered Debt, then the Redesignation Date shall be such subsequent date on which the Company issues long-term indebtedness for money borrowed that is Eligible Debt.

“Replacement Capital Covenant” has the meaning specified in the introduction to this instrument.

“Replacement Capital Securities” means:

(a)	Ordinary Shares;

(b)	Rights to acquire Ordinary Shares;

(c)	Mandatorily Convertible Preferred Shares; and

(d)	Qualifying Capital Securities.

“Rights to acquire Ordinary Shares” includes any right to acquire Ordinary Shares, including any right to acquire Ordinary Shares pursuant to a share purchase plan or other plans to the extent cash proceeds are received by the Company.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor thereto.

“Series E Preference Shares” has the meaning specified in Recital A.

“Subsidiary” means, at any time, any Person the shares of stock or other ownership interests of which having ordinary voting power to elect a majority of the board of directors or other managers of such Person are at the time owned, or the management or policies of which are otherwise at the time controlled, directly or indirectly through one or more intermediaries (including other Subsidiaries) or both, by another Person.

“Termination Date” has the meaning specified in Section 4(a).

“Tax Event” means the receipt by the Company or the Guarantor of an opinion of a recognized independent tax counsel to the effect that, as a result of any:

(a)	change in or amendment to the laws (or any rules or regulations thereunder) of the Cayman Islands, Ireland or Bermuda, or any political subdivision thereof, or any authority or agency therein having the power to tax, or any other jurisdiction from or through which the Company takes a payment on the Series E Preference Shares or in which the Company or the Guarantor generally becomes subject to taxation, which change or amendment becomes effective on or after the date hereof;

(b)	proposed change in those laws or regulations that is announced after the date hereof;

(c)	change in or amendment to an official interpretation or application of any such laws, rules or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decisions or regulatory determination), which change or amendment becomes effective on or after the date hereof; or

(d)	threatened challenge asserted in connection with an audit of the Company or the Guarantor, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Series E Preference Shares, there is more than an insubstantial increase in the risk that interest payable by the Company on the Series E Preference Shares is not, or will not be, deductible by the Company, in whole or in part, for income tax purposes in the applicable jurisdiction.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

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